EXHIBIT 3.6

                      FIRST AMENDMENT TO THE FIRST AMENDED
                 AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
                             OF JPS AUTOMOTIVE L.P.


                         DATED AS OF DECEMBER 11, 1996
                                  BY AND AMONG
                                  JPSGP INC.,
                           FOAMEX-JPS AUTOMOTIVE L.P.
                                      AND
                           FOAMEX INTERNATIONAL INC.



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                    FIRST AMENDMENT TO THE FIRST AMENDED AND
                    RESTATED AGREEMENT OF LIMITED PARTNERSHIP
                             OF JPS AUTOMOTIVE L.P.

                  This First Amendment (the "Amendment") is made as of December 11, 1996, by and among JPSGP Inc., a Delaware corporation ("JPSGP"), and FOAMEX-JPS AUTOMOTIVE L.P., a Delaware limited partnership ("FJPS"), and amends the First Amended and Restated Agreement of Limited Partnership of JPS Automotive L.P. dated as of June 27, 1994 (the "Agreement"). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Agreement.

                  WHEREAS, pursuant to the Equity Purchase Agreement dated as of August 28, 1996, as amended (the "Equity Purchase Agreement"), by and among FJPS, JPSGP and Collins & Aikman Products Co., FJPS and JPSGP have agreed to sell all of their partnership interests in the Partnership and to convert the Partnership into an association taxable as a corporation for federal, state and local income tax purposes;

                  WHEREAS, in connection with the Equity Purchase Agreement, JPSGP wishes to bifurcate its 1% general partnership interest in the Partnership into a 0.0001% general partnership interest and a 0.9999% limited partnership interest, which limited partnership interest it will immediately distribute to FII (the "Restructuring"); and

                  WHEREAS, the Partners wish to amend the Agreement to (i) convert the Partnership into an association taxable as a corporation for federal, state and local income tax purposes, (ii) provide for the Restructuring, (iii) provide for the transfer of limited partnership interests in the Partnership without the consent of other Partners, (iv) increase the term of the Partnership, and (v) admit FII as a new limited partner.

                  NOW THEREFORE, in consideration of the premises and the mutual agreements contained herein and for other good, valuable and binding consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                  Section 1. Amendments. The Partners hereby amend the Agreement as follows:

                  (a) Amendments to Article 1 of the Agreement. The definitions of "Participation Percentages" and "General Partner's Participation Percentage" contained in Section 1.1 are hereby amended and restated in their entirety and a definition of "FII Partner's Participation Percentage is added thereto to read as follows:

                  "FII's Partner Participation Percentage" means 0.9999%.
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                  "General Partner's Participation Percentage" means 0.0001%.

                  "Participation Percentages" means the FJPS Partner's Participation Percentage, the General Partner's Participation Percentage, the FII Partner's Participation Percentage and the participation percentage associated with any additional Partnership Interest in the Partnership.

                  (b) Amendments to Article 2 of the Agreement. Section 2.5 is hereby amended to read as follows:

                  Section 2.5. Term. The term of the Partnership shall continue in perpetuity unless sooner terminated by the Partners or pursuant to the terms hereof.

                  (c) Amendments to Article 6 of the Agreement. (i) Section 6.6 is hereby amended in its entirety to read as follows:

                  Section 6.6. Tax Returns and Tax Reporting Information. The General Partner shall cause to be prepared for each year until the termination of the Partnership (a) Federal, state and local income tax returns of the Partnership and (b) all necessary tax reporting information required by the Partners for the preparation of their respective Federal, state and local income tax returns. It is the intent of the Partners that the Partnership be treated as an association taxable as a corporation for Federal, state and local income tax purposes.

                  (ii) Sections 6.7 and 6.8 are hereby deleted in their entirety. Section 6.9 is hereby renumbered as Section 6.7.

                  (d)  Amendments to Article 9 of the Agreement.

                  (i) Section 9.1(a) is hereby amended in its entirety to read as follows:

                  Section 9.1  Required Consents.

                  (a) A Limited Partner may sell, assign, transfer, mortgage, charge or otherwise encumber or hypothecate, or suffer any third party to sell, assign, transfer, mortgage, charge or otherwise encumber or hypothecate (or contract to do or permit any of the foregoing, whether voluntarily or by operation of law) (each, a "Transfer") any part or all of its interest in the Partnership without the written consent of the other Partners. The General Partner shall not Transfer any part or all of its general partnership interest in the Partnership except as contemplated by the Equity Purchase Agreement.

                  (ii) Section 9.2(a) is hereby amended in its entirety to read as follows:

                  Section 9.2 Admission of Transferees. (a) Upon a Transfer referred to in Section 9.1(a), the transferee may be admitted as
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a substitute  limited partner of the Partnership  without the written consent of the Partners. Upon a transfer of the general partnership interest permitted pursuant to Section 9.1(a), the transferee may be admitted as a substitute general partner of the Partnership with the written consent of all of the Partners.

                  (e) Amendments to Article 10 of the Agreement. Section 10.1 is hereby amended to add the following subparagraph:

                  (e) The General Partner covenants that it shall not have the right to withdraw from the Partnership, except following a Transfer of all of its interest pursuant to the Equity Purchase Agreement, at any time during the term of this Agreement, as defined under Section 2.5 hereof, and hereby covenants not to attempt any such withdrawal.

                  (f) Amendments to Article 11 of the Agreement. Section 11.1 is hereby amended in its entirety to read as follows:

                  Section 11.1 Dissolution. Notwithstanding any other provision herein, neither the death, insanity, bankruptcy, retirement, resignation, dissolution or expulsion of any Partner shall cause a dissolution of the Partnership. If, notwithstanding the foregoing, any event would otherwise cause a dissolution of the Partnership, the Partners hereby agree that, without any further action, the Partnership shall not be dissolved, shall be mandatorily reconstituted, and shall continue the business of the Partnership. Each Partner is hereby granted an irrevocable power of attorney (which power is coupled with an interest) by each other Partner to take all actions necessary to effect such reconstitution and continuation. The Partnership may be dissolved only by consent of all the Partners, as provided in Section 17-801(3) of the Act, or by the entry of a decree of judicial dissolution pursuant to Section 17-802 of the Act.

                  Section 2. Recapitalization of General Partner Interest. (a) The Partners hereby agree that upon execution and delivery of this Amendment, JPSGP's General Partner Interest is hereby bifurcated into a 0.0001% General Partner interest and a 0.9999% limited partnership interest. Upon the execution and delivery of this Amendment, JPSGP shall be deemed to have distributed such limited partnership interest to FII. Notwithstanding the conversion of 0.9999% of its general partnership interest to a limited partnership interest and distribution of such limited partnership interest to FII, JPSGP shall continue to be the General Partner of the Partnership.

                  (b) Upon the distribution by JPSGP to FII of its 0.9999% limited partnership interest in the Partnership and the execution and delivery of this Amendment, FII shall be and hereby is admitted to the Partnership as a limited partner of the Partnership. FII, as a limited partner of the Partnership,
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hereby agrees to be bound by the terms and conditions of the Agreement and this Amendment.

                  Section 3. Authority. The Partnership and the General Partner on behalf of the Partnership, without any further act, vote or approval of any Partner, are hereby authorized to enter into, and perform their obligations under, each of the instruments and agreements necessary or desirable in connection with this Amendment and the Restructuring, to which the Partnership or the General Partner on behalf of the Partnership is a party, and any other instrument or agreement referenced or contemplated therein, or necessary or desirable, in the sole judgment of the General Partner, to effectuate the transactions contemplated therein. All acts by the Partnership and the General Partner heretofore taken on behalf of the Partnership which are in accordance with Sections 1 and 2 are hereby approved, ratified and confirmed in all respects and for all purposes.

                  Section 4. Consent and Waiver. Notwithstanding any of the terms or provisions of the Agreement to the contrary, each of the parties hereto hereby consents to all actions that are necessary or desirable to effectuate the consummation of any and all of the transactions contemplated in Sections 1, 2 and 3 to the fullest extent necessary or desirable so as not to cause a violation of or conflict with any provision of the Agreement and hereby waives any and all rights it may have to challenge such transactions. All acts by the Partnership, the General Partner heretofore taken on behalf of the Partnership and the Partners which are in accordance with this Section 4 are hereby approved, ratified and confirmed in all respects and for all purposes.

                  Section 5. Acknowledgment Regarding Tax Sharing Agreement. The parties hereto (a) agree that for purposes of the Tax Sharing Agreement of the Partnership (the "Tax Sharing Agreement"), (i) FII shall, for all purposes, be deemed to be the successor and permitted assign of JPSGP, with respect to the portion of its former 1% general partner interest, which was converted into a 0.9999% limited partnership interest and distributed to FII and (ii) the Participation Percentages shall be calculated after giving effect to this Amendment, and (b) consent to the assignment of such interest under the Tax Sharing Agreement to FII.

                  Section 6. Effect of Amendment. On and after the date hereof, each reference in the Agreement to "this Agreement," "hereof," "hereunder," or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this Amendment. The Agreement, as amended by this Amendment, shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

                  Section 7. Further Assurances. From time to time upon request and without further consideration, each of the parties
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hereto shall, and shall cause its subsidiaries and affiliates to, execute, deliver and acknowledge all such further instruments and do such further acts as any other party hereto may reasonably require to evidence or implement the transactions contemplated by this Amendment. Notwithstanding anything to the contrary contained in the Agreement, each of the parties hereto hereby consents to any and all of the transactions contemplated by this Amendment to the extent necessary so as not to cause a default or event of default under such documents.

                  Section 8. Waiver. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to any subsequent or other failure.

                  Section 9. Headings. The descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

                  Section 10. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware.

                  Section 11. Counterparts. For the convenience of the parties, any number of counterparts of this Amendment may be executed by any one or more parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument.

                  Section 12. Severability. If any provision of this Amendment shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Amendment. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Amendment shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.


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                  IN WITNESS WHEREOF, the parties hereto have caused this
instrument to be executed by their respective duly authorized officers thereunto as of the date first written above.

                                JPSGP INC.
                                as General Partner



                                By: /s/ Philip N. Smith, Jr.
                                 Name:  Philip N. Smith, Jr.
                                 Title: Vice President and Secretary

                                FOAMEX-JPS AUTOMOTIVE L.P.
                                as Limited Partner
                                By: FJGP Inc.
                                Its General Partner


                                By: /s/ Philip N. Smith, Jr.
                                 Name:  Philip N. Smith, Jr.
                                 Title: Vice President and Secretary


                                FOAMEX INTERNATIONAL INC.
                                as Limited Partner


                                By: /s/ Philip N. Smith, Jr.
                                 Name:  Philip N. Smith, Jr.
                                 Title: Vice President and Secretary



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